ARTICLES OF AMENDMENT
                              TO THE AMENDED AND RESTATED
                               ARTICLES OF INCORPORATION
                                          OF
                                FRENCH FRAGRANCES, INC.
                              ---------------------------

               These Articles of Amendment to the Amended and Restated
          Articles
                  of
                     Incorporation of French Fragrances, Inc., were adopted by
            the
                Board
                     of
                        Directors of French Fragrances, Inc., on August 26, 1996, and no shareholder action was required in accordance with
          Section 607.0631 of the Florida Business Corporation Act.

          I.    The name of the Corporation is French Fragrances, Inc.

          II. The reduction in the number of authorized shares is 20,000 shares of Series A Preferred Stock, par value $.01 per share.

          III. After giving effect to such reduction of shares, the total number of shares which the Corporation is authorized to issue, itemized by class and series, is as follows:

                (1) 50,000,000 shares of Common Stock, par value $.01 per
                    share;

                (2) 350,000 shares of Series B Convertible Preferred Stock, par value $.01 per share;

                (3) 571,429 shares of Series C Convertible Preferred Stock, par value $.01 per share; and

                (4) 4,428,571 shares of Serial Preferred Stock, par value
                    $.01 per share.



          Date: September 19, 1996         FRENCH FRAGRANCES, INC.
                ------------------

                                           By: /s/ William J. Mueller
                                               ---------------------------
                                               Vice President-Operations
                                               and Chief Financial Officer